Exhibit 99.1

Contact: Carl J. Crosetto
GSC Group
973-437-1007

Roland Tomforde
Broadgate Consultants, LLC
212-232-2222

FOR IMMEDIATE RELEASE

GSC Investment Corp. Establishes Revolving Credit Facility

GSC Leverages New BDC through Deutsche Bank
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NEW YORK, April 16, 2007 - GSC Investment Corp. (NYSE:GNV) announced today that it has entered into a revolving credit facility arranged by Deutsche Bank AG that provides for an immediate $85 million line of credit that may be increased up to $130 million, subject to the satisfaction of certain conditions. The borrowing rate on this credit facility is based on an underlying commercial paper rate plus 70 basis points.

"This credit facility will enable us to achieve a significant increase in our ability to deploy capital for our shareholders," said Thomas V. Inglesby, Chief Executive Officer of GSC Investment Corp. "The line of credit provides us with a flexible and efficient means of expanding the Company’s investment portfolio and moves us closer to our goal of establishing GSC Investment Corp. as a significant middle-market investment company."

Using recent IPO proceeds and the capital raised through this credit facility, GSC Investment Corp., managed by GSC Group, has purchased approximately $145 million in first lien and second lien loans, senior secured bonds and unsecured bonds. “This rapid deployment of proceeds has positioned us to generate returns promptly from inception,” continued Inglesby. “We believe that this feature will distinguish us in the marketplace.”

About GSC Investment Corp.

GSC Investment Corp. is a specialty finance company that invests primarily in the first and second lien, mezzanine and high yield debt of private, U.S. middle-market companies. It has elected to be treated as a Business Development Company under the Investment Company Act of 1940. The Company also opportunistically invests in distressed debt; debt and equity securities of public companies; credit default swaps; emerging market debt; and collateralized debt obligation vehicles holding debt, equity or synthetic securities. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV.”

Forward Looking Statements
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to GSC Investment Corp.’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Forward-Looking Statements” included in the Company’s final prospectus dated March 23, 2007, a copy of which has been filed with the U.S. Securities and Exchange Commission in connection with the Company’s initial public offering. These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise.

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